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                   CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Reports to Shareholders", "Independent Auditors/Accountants" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 74 to the
     Registration Statement (Form N-1A No. 2-11357) of Neuberger & Berman Equity Funds, and to the incorporation by reference to our report dated October 6, 1995 on the Neuberger & Berman International Portfolio (a separate series of Global Managers Trust) included in the 1995 Annual Report to Shareholders of Neuberger & Berman International Fund.


                                                /s/ Ernst & Young
                                                ERNST & YOUNG


     Grand Cayman,
     Cayman Islands
     December 15, 1995




























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